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                                                                    EXHIBIT 99.1

For Immediate Release

              IMPRESO, INC. SUBSIDIARY COMPLETES ACQUISITION OF SKY
                   DIVISION OF DURANGO-GEORGIA CONVERTING, LLC

                  COMPANY ALSO ANNOUNCES CORPORATE NAME CHANGE

COPPELL, Texas (April 30, 2001) - Impreso, Inc. (Nasdaq National Market: "ZCOM") today announced that its wholly-owned subsidiary, TST/Impreso, has consummated its purchase of the assets of the Sky division of Durango-Georgia Converting, LLC ("Sky") for approximately $11.7 million and the assumption of certain debt.

The Company also announced that its corporate name has been changed to Impreso, Inc. The Company's previous name was Impreso.com, Inc. The Company's common stock will continue to trade under the symbol "ZCOM".

"We are very pleased with the timely consummation of this transaction," commented Marshall Sorokwasz, President and Chief Executive Officer of Impreso, Inc. and TST/Impreso, Inc. "The assimilation of Sky into the TST/Impreso organization is already underway, and most of the Sky employees have been offered employment positions with our Company. TST/Impreso already has a team at Sky's headquarters, which is in the process of integrating systems and coordinating human resources issues in order to effectuate a smooth transition."

"A number of important synergies should result from the acquisition, including the ability to more effectively utilize Sky's existing manufacturing capacity in the production of continuous business forms, while allowing TST/Impreso to dedicate more of its production capacity to the manufacture of branded cut sheet and specialty imaging products. We should realize important distribution efficiencies through significant freight cost savings, inventory reductions, and the elimination of approximately fifteen public warehouse facilities that overlap between our two companies in certain geographic regions."

"We believe that TST/Impreso's annualized sales `run rate' will exceed $115 million on a going-forward basis, which represents an increase of more than 50% when compared with our Company's net sales in the most recent fiscal year," continued Sorokwasz. "We estimate that the acquisition should improve Impreso, Inc.'s pretax income by approximately $1.2 million during the next twelve months, reflecting the addition of incremental sales and benefits derived from cost reductions, facilities consolidations, and the elimination of duplicate activities." In its fiscal year ended August 31, 2000, Impreso, Inc. earned $931,317 on net sales of approximately $74.1 million.

Sky is a leading producer of business forms for a wide range of end markets. With annual sales in excess of $40 million, Sky has developed a reputation for consistent quality, reliable supply and outstanding customer service. Sky's core product consists of continuous feed business forms, which are produced in a wide range of sizes and colors, both with and without carbon. In addition, Sky has expanded and supplemented its product mix through the introduction of custom cut forms and higher margin add-on products (e.g., file folders).



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Sky's manufacturing facility is located on a 5.2-acre site in Greencastle,
Pennsylvania, and has a stable work force which produces high-quality products on modern machinery with what management believes is one of the lowest reject rates in the industry. Sky operates across a broad range of market segments, including large retailers, warehouse clubs, office product superstores, wholesalers, mail-order companies, co-operative buying groups, mega-distributors, paper merchants and independent distributors.

ABOUT IMPRESO, INC.

Impreso, Inc. is a holding company for TST/Impreso, Inc. and HotSheet.com, Inc. TST/Impreso, Inc. is a manufacturer and distributor of hard copy imaging products for commercial and home use in domestic and international markets. HotSheet.com, Inc. primarily owns HotSheet.com, a single-page, online Internet directory with categorized links to premier web destinations. The Company's website domains are and

Impreso, Inc. is headquartered in Coppell, Texas, and its common stock trades on the Nasdaq National Market under the symbol "ZCOM".

         This press release may include statements that constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, paper prices and raw material costs, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                    For further information, please contact:

                 Marshall Sorokwasz at (972) 462-0100 (ext. 103)
                                       or
   RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or
                                  via e-mail at
                               info@rjfalkner.com
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